FORM 4
                                                                                                    --------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                              OMB APPROVAL
    SUBJECT TO SECTION 16. FORM 4 OR                                                                --------------------------------
    FORM 5 OBLIGATIONS MAY CONTINUE.                                                                OMB NUMBER:           3235-0287
    SEE INSTRUCTION 1(B).                                                                           EXPIRES:   SEPTEMBER 30, 1998
    (PRINT OR TYPE RESPONSES)                                                                       ESTIMATED AVERAGE BURDEN
                                                                                                    HOURS PER RESPONSE..........0.5
                                                                                                    --------------------------------
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
   Anschutz, Philip F.                             Forest Oil Corporation (FST)                (Check all applicable)
--------------------------------------------------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [X] Director  [X] 10% Owner
                                            Security Number                                   [ ] Officer   [ ] Other
    2400 Qwest Tower                        of Reporting       August 1998                        (give title   (specify title
    555 17th Street                         Person                                                below)        below)
---------------------------------------     (Voluntary)
        (Street)
                                                                                                  ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
    Denver, Colorado   80202                                5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)   (State)     (Zip)                                  (Month/Year)
                                                                                   [ ] Form filed by One Reporting Person
                                                               September 1998      [X] Form filed by More than One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Month                                (Instr. 4)
                         Day/Year)-------------------------------------------------
                                     Code     V       Amount  (A) or (D)    Price   (Instr. 3 and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             8/19/98       A             700,000      A         $10.25    (see below)          I                 (1)
                                                      shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             8/31/98       P              25,000      A         $ 8.75     17,809,888 shares   I                 (1)
                                                      shares
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      2,298 shares         D
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                   SEC 1474 (1/9/97)
                                                                                                                         Page 1 of 3
                                                                                                                             11/5/98


FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

---------------------------------------------------------------------------------
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)


                                                ---------------------------------
                                                      Code    V    (A)      (D)
---------------------------------------------------------------------------------


---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month           (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1)  Philip F. Anschutz is the owner of 100% of the capital stock of Anschutz Company, which is the owner of 100% of the capital stock of The Anschutz Corporation, which is the registered owner of the securities indicated.

(2)  Philip F. Anschutz executed a Power of Attorney, a copy of which is attached hereto, that authorizes
Thomas A. Richardson to sign this Form 4 on his behalf as an individual, on his behalf as Chairman of The
Anschutz Corporation, and on his behalf as Chairman of Anschutz Company.



**   International misstatements or omissions of facts
     constitute Federal Criminal Violations.                     Philip F. Anschutz
     SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:    File three  copies of this Form, one of which must      /s/ THOMAS A. RICHARDSON              November 5, 1998
         be manually signed. If space provided is                ---------------------------------     ----------------
         insufficient, SEE Instruction 6 for procedure.          ** Signature of Reporting Person      Date

                                                                    Attorney-in-fact (2)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                               SEC 1474 (1/9/97)
                                                                     Page 2 of 3
                                                                         11/5/98


                                JOINT INFORMATION
         Name:                            Anschutz Company

         Address:                         2400 Qwest Tower
                                          555 17th Street
                                          Denver, Colorado 80202

         Designated Filer:                Philip F. Anschutz

         Issuer and Trading Symbol:       Forest Oil Corporation (FST)

         Statement for
         Month/Year:                      August 1998

         Amendment,
         Date of Original:                September 1998

         Signature:                       Anschutz Company


                                          By: /s/ THOMAS A. RICHARDSON               November 5, 1998
                                              ----------------------------------     ----------------
                                                  Philip F. Anschutz                 Date
                                                  Chairman

                                                  Attorney-in-fact (2)

         Name:                            The Anschutz Corporation

         Address:                         2400 Qwest Tower
                                          555 17th Street
                                          Denver, Colorado 80202

         Designated Filer:                Philip F. Anschutz

         Issuer and Trading Symbol:       Forest Oil Corporation (FST)

         Statement for
         Month/Year:                      August 1998

         Amendment,
         Date of Original:                September 1998

         Signature:                       The Anschutz Corporation


                                          By: /s/ THOMAS A. RICHARDSON               November 5, 1998
                                              ----------------------------------     ----------------
                                                  Philip F. Anschutz                 Date
                                                  Chairman

                                                  Attorney-in-fact (2)

                                                 Attachment to SEC 1474 (1/9/97)
                                                                     Page 3 of 3
                                                                         11/5/98

                                POWER OF ATTORNEY


        I, Philip F. Anschutz, hereby appoint Joseph W. Morrisey, Jr. and Thomas
A. Richardson, and each of them individually, my true and lawful attorney-in-fact to:

        (1) execute for me and on my behalf, in my capacity as an individual and in my capacity as an officer and/or director of Anschutz Company and The Anschutz Corporation (the "Companies"), Forms 3, 4, and 5 and Schedule 13D and any Amendments thereto, in accordance with Sections 13 and 16 of the Securities Exchange Act of 1934 and the rules thereunder;

        (2) do and perform any and all acts for me and on my behalf which may be necessary or desirable to complete and execute any such Forms 3, 4, or 5 and Schedule 13D and any Amendments thereto and timely file such Form, Schedule or Amendment with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

        (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of the attorney-in-fact, may be of benefit to, in the best interest of, or legally required by me, it being understood that the documents executed by the attorney-in-fact on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as the attorney-in-fact may approve in his discretion.

        I hereby grant to the attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that the attorney-in-fact, or the attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. I hereby acknowledge that the foregoing attorney-in-fact, in serving in such capacity at my request, is not assuming, nor are the Companies assuming, any of my responsibilities to comply with Section 13 or 16 of the Securities Exchange Act of 1934.

        This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 and Schedule 13D and any Amendments thereto, unless I earlier revoke this Power of Attorney in a signed writing delivered to the attorney-in-fact.

        IN WITNESS WHEREOF, I hereby cause this Power of Attorney to be executed as of this 4TH day of November, 1998.


                                             /s/ PHILIP F. ANSCHUTZ
                                             ----------------------
                                                 Philip F. Anschutz